EXHIBIT 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Long Beach Acceptance Corporation

We have examined management's assertion included in the accompanying, Long Beach
Acceptance Corporation's Report on Assessment of Compliance with Servicing
Criteria, that Long Beach Acceptance Corporation (the "Company") complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange
Commission's Regulation AB for Long Beach Auto Receivables Trusts 2006-A and
2006-B (the "Platform") as of December 31, 2006 and for the period from May 16,
2006 to December 31, 2006, excluding criteria 1122 (d) (4) (ix) through 1122 (d)
(4) (xiii), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants, as
adopted by the Public Company Accounting Oversight Board (United States) and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform.
Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in management's assertion, for servicing criteria 1122 (d) (2) (i), the Company has engaged vendors to perform certain activities required by this servicing criteria. The Company has determined that these vendors are not considered a "servicer' as defined in Item 1101 (j) of Regulation AB, and the
Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available
Telephone Interpretations ("Interpretation 17.06"). As permitted by
Interpretation 17.06, the Company has asserted that it has policies and procedures in place to provide reasonable assurance that each vendor's activities comply in all material respects with the servicing criteria applicable to these vendors. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use
Interpretation 17.06.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2006, and for the period from May 16, 2006 to December 31, 2006 for the Platform is fairly stated, in all material respects.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 29, 2007

LONG BEACH ACCEPTANCE CORPORATION'S REPORT ON ASSESSMENT OF COMPLIANCE WITH
SERVICING CRITERIA

Long Beach Acceptance Corporation (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from May 16,
2006 (the date of issuance of Long Beach Auto Receivables Trust 2006-A transaction subject to the requirements of Regulation AB) through December 31,
2006 (the "Reporting Period") with the servicing criteria set forth in Title 17,
Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for criteria 1122(d) 4(ix), 1122(d) 4(x), 1122(d) 4(xi), 1122(d) 4(xii), and 1122(d)
4(xiii) which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the "Applicable Servicing Criteria"). The transactions covered by this report include Long Beach Auto Receivables Trust
2006-A and Long Beach Auto Receivables Trust 2006-B (the "Platform").

Third parties classified as vendors: With respect to servicing criteria 1122(d)
(2)(i) we have engaged various vendors to serve as repositories for customer payments (i.e. a lockbox bank and third party money wire transfer providers) as required by the servicing criteria. We have determined that none of the vendors are a "servicer" as defined in Item 1101(j) of Regulation AB, and we elect to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the
SEC Division of Corporation Finance Manual of Publicly Available Telephone
Interpretations ("Interpretation 17.06"). We have policies and procedures in place to provide reasonable assurance that each vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. We are solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

1.    The Asserting Party has assessed its compliance with the Applicable
      Servicing Criteria as of December 31, 2006 and for the Reporting Period
      and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the
      Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting
Period as set forth in this assertion.

Date: March 29, 2007                           Long Beach Acceptance Corporation

      /s/ Stephen W. Prough
      ---------------------
      Stephen W. Prough, Chairman, President and Chief Executive Officer

      /s/ Michael J. Pankey
      ---------------------
      Michael J. Pankey, Executive Vice President and Chief Financial Officer

      /s/ Maureen E. Morley
      ---------------------
      Maureen E. Morley, Vice President and Controller

      /s/ Michael Butler
      ------------------
      Michael Butler, Vice President and Treasurer